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Exhibit No. 99.1

          ABC-NACO TO SELL ASSETS TO TCF RAILCO ACQUISITION CORPORATION


LOMBARD, IL DECEMBER 7, 2001 - ABC-NACO Inc. announced that it has agreed to sell all of its operating assets to TCF Railco Acquisition Corp ("TCF") for $75 million (subject to certain adjustments and assumption of certain liabilities). The assets sold include all of the United States operating assets of the Company's Rail Products, Track Products and Rail Services units together with the stock of the Company's subsidiaries in Europe and its joint ventures in China. The Canadian and Mexican subsidiaries in the Rail Products Group were not included in this sale.

The sale of the assets to TCF was completed in accordance with the court-authorized sales process and is subject to a confirmation hearing on December 11, 2001 by the U.S. Bankruptcy Court for the Northern District of Illinois. In addition, the sale is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act. The parties intend to close the sale as soon as possible after the necessary approvals have been received.

Vaughn W. Makary, President and Chief Executive Officer of ABC-NACO, said, "Upon completion of this sales process, ABC-NACO concluded that the TCF offer was the highest or otherwise best submitted during the bidding and sale process. We look forward to quickly closing the transaction in order to ensure a smooth transition to the new ownership. We believe TCF will bring financial stability to the Company allowing it to continue to provide outstanding products and services to the worldwide rail industry."

TCF is owned by Three Cities Funds III, L.P. and affiliates (together, the "Three Cities Funds"). The Three Cities Funds are primarily engaged in making control investments in medium-sized companies, where its investment can lead to a meaningful, positive influence on the future direction of the enterprise.

Willem de Vogel, a Partner of the Three Cities Funds stated, "We are very excited about our new partnership with ABC-NACO. It offers very attractive products and services to the rail industry. We plan to provide financial and other resources to help the company improve and renew its operations and meet its long-term strategic objectives."

As previously announced on October 18, 2001, ABC-NACO and its U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois. The cases have been assigned to the Honorable Judge Eugene R. Wedoff and are being jointly administered under the Case No. 01 B 36484 for ABC-NACO Inc.

The Company is one of the world's leading suppliers of technologically advanced products to the rail industry. The Company holds pre-eminent market positions in the design, engineering and manufacture of high-performance freight car, locomotive and

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passenger suspension and coupling systems, wheels and mounted wheel sets. The company also supplies railroad and transit infrastructure products and services and technology-driven specialty track products.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements contained in this release, which are not historical facts, may be deemed to be forward-looking statements that are subject to change based on various factors, which may be beyond the control of ABC-NACO Inc. Accordingly, actual results could differ materially from those expressed or implied in any such forward-looking statement. Factors that could affect actual results are described more fully in the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2000, under the captions "Recent Developments" and "Regarding Forward Looking Statements," and other risks described from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Contacts:

FOR ABC-NACO INVESTORS:
-----------------------
Wayne R. Rockenbach

Senior Vice President and CFO

630-792-2010

FOR U.S./INTERNATIONAL MEDIA:
-----------------------------
Wendy Bennett

Director Corporate Communications
630-792-2010